UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 10, 2005

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Company”) approved the appointment of Richard K. Willard as Senior Vice President and General Counsel, effective October 10, 2005, as well as a compensation package to accompany his appointment. Mr. Willard’s annual base salary is $700,000. His target total cash compensation (salary and target bonus) is $1,330,000. Mr. Willard also received a grant of 19,300 performance share units under the Company’s stockholder-approved 2002 Stock Incentive Plan. Grants of performance share units provide for the payout of Bristol-Myers Squibb Common Stock or the equivalent cash value, generally in three years, if the recipient has met certain continued service requirements. The performance share unit payout is also contingent on the Company’s performance against a pre-determined set of objectives. The maximum number of shares payable to Mr. Willard and similarly situated executives equals 253% of target and the minimum number of shares is zero. The final award amount is determined based on earnings per share, sales and relative total shareholder return measures that were approved by the Compensation and Management Development Committee on March 1, 2005.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 10, 2005, Joseph C. Caldarella has been promoted to Vice President and Controller. David L. Zabor has assumed a new role at the Company and will no longer serve as the Company’s Controller. Mr. Caldarella, 50, joined Bristol-Myers Squibb Company in 1979. He became Assistant Treasurer, International in 1995. From 1997 to 1998 he served as Vice President, Business Planning and Analysis and since 1998 he has been Vice President Finance, Pharmaceutical Research Institute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: October 13, 2005	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary